Exhibit 99.8

INTERMOUNTAIN COMMUNITY BANCORP

July 24, 2014

To Our Shareholders,

We are pleased to advise you that the Board of Directors of Intermountain Community Bancorp (“IMCB”) has approved a definitive agreement dated July 23, 2014 with Columbia Banking System, Inc. (“Columbia”), whereby IMCB will merge with and into Columbia and Panhandle State Bank (the “Bank”) will merge with and into Columbia State Bank (the “Merger”). Under the terms of the Merger, you will be able to elect, within certain parameters, shares of Columbia common stock and/or cash valued at $18.22 per share based on Columbia’s recent closing price, in exchange for each share of IMCB stock that you own of record.

Columbia is a $7.2 billion bank holding company with 139 offices throughout Washington and Oregon and is headquartered in Tacoma, Washington. The combination of Columbia and IMCB will provide customers of IMCB with an expanded array of products from which to obtain their financial services and expands Columbia’s presence into Idaho.

Your Board of Directors feels that the Merger offers our shareholders an opportunity to receive cash or liquid stock for their IMCB stock. The Board of Directors carefully considered the alternatives available to IMCB now and potential opportunities in the future and believes this is an attractive opportunity for our shareholders in today’s challenging banking environment. Further, we believe that Columbia shares our community banking philosophy and that the merged bank will be able to maintain and enhance our commitment to provide a high level of personal service and range of products to our customers, as well as opportunities for our employees and support for our community.

The Merger is subject to customary approvals from regulators and the shareholders of IMCB and other conditions. In the future, you will receive a detailed proxy statement which will describe the proposed Merger, give you additional information concerning Columbia and the proposed Merger, and set the date for a special shareholder meeting to act on the Merger.

Enclosed is a copy of the joint news announcement regarding the Merger. Please feel free to call us directly at 1-844-404-4357 with any questions. We sincerely appreciate your loyal support of IMCB and the Bank.

Sincerely,

Ford Elsaesser	Curt Hecker
Chairman of the Board	President & Chief Executive Officer

Enclosure

INTERMOUNTAIN COMMUNITY BANCORP

P.O. Box 967  —  Sandpoint, Idaho 83864  —  (208) 263-0505  —  E-mail: imcb@intermountainbank.com